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                                                                   EXHIBIT 2.5.3

                   ===========================================



                                 LONG TERM NOTE


                             dated February 28, 2001

                                      from

                              Escalon Medical Corp
                                        &
                          Escalon Vascular Access, Inc.

                                     Makers

                                       to

                         Radiance Medical Systems, Inc.

                                      Payee



                   ===========================================



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                                    EXHIBIT 2

                                 LONG TERM NOTE



                                                          February 28, 2001

$717,558.00


        FOR VALUE RECEIVED, Escalon Medical Corp, a Delaware corporation, and Escalon Vascular Access, Inc., a Delaware corporation, both having an address at 351 East Conestoga Road, Wayne, PA 19087 (each a "Maker"), hereby, jointly and severally, covenant and promise to pay to Radiance Medical Systems, Inc., a Delaware corporation, having an address at 13700 Alton Parkway, Suite 160, Irvine, CA 92618 ("Payee"), at Payee's address first above written or at such other address as Payee may designate in writing, Seven Hundred and Seventeen Thousand Five Hundred and Fifty Eight Dollars ($717,558.00), lawful money of the United States of America, together with interest thereon computed from the date hereof at a rate per annum equal to 1 percentage point above the prime rate as published in the Wall Street Journal (New York Edition) on the last business day of each quarter (to be applicable to the succeeding quarter), which only interest shall be payable in quarterly installments commencing on the 31st day of May, 2001, and continuing on the 31st day of August, the 30th day of November and the 28th day of February. Thereafter, beginning on the 15th day of April, 2002 Maker shall pay principal and interest in eleven (11) quarterly installments. To the extent any payment of principal or interest is not paid when due, it shall accrue interest until paid at the rate of one and one-half percent (1 1/2%) per month, or the maximum rate permitted by law, which is less.

EACH MAKER JOINTLY AND SEVERALLY COVENANTS AND AGREES WITH PAYEE AS FOLLOWS:

        1. Maker will pay the indebtedness evidenced by this Note as provided herein.

        2. Maker shall not have the right to prepay the indebtedness evidenced by this Note, in whole or in part, unless Maker shall give Payee ten (10) days notice of its intention to prepay such indebtedness and shall pay to Payee on the date of the prepayment all interest accrued to said date and a prepayment premium. The prepayment premium shall be calculated by multiplying the remaining principal balance times the excess, if any of the rate of return achieved by Payee on cash or cash equivalents owned by Payee for the most recent quarter prior to the date of prepayment over the Prime Rate plus 1% on the date of prepayment, divided by twelve (12) months, multiplied by the number of remaining months to maturity (see attached example on Exhibit A) The Prime Rate shall be defined as the published Prime Rate in the Wall Street Journal (New York edition) on the date of prepayment.

        3. If any of the following events shall occur:



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               (1) the Maker defaults in the payment of any principal or
interest due under this Note or the Long Term Note issued in conjunction with this Note under the Amendment and Supplement Agreement and Release, dated March __, 2001, by and among Payee and each Maker, (together with this Note, the "Notes");

               (2) any material default by either Maker of any other material obligation under the Notes or the Assets Sale and Purchase Agreement, dated January 21, 1999, by and among Payee and each Maker, as amended;

               (3) there shall be a Change in Control of either Maker.

then, and in each and every such case, the Payee shall provide notice to either or both Makers and provide Makers ten (10) days to begin to cure such default. Thereafter, if Makers shall not have cured such default, Payee may by written notice to either or both Makers declare all amounts under this Note to be forthwith due and payable and thereupon the balance shall become so due and payable, along with a prepayment premium as calculated in Section 2 above, without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived.

        4. For purposes hereof a Change in Control of Escalon Vascular Access, Inc., shall be deemed to have occurred if Escalon Vascular Access, Inc. is no longer a wholly owned subsidiary of Escalon Medical Corp. For purposes hereof a Change of Control of Escalon Medical Corp. shall be deemed to have occurred only
(i) if Escalon Medical Corp. is liquidated or dissolved, (ii) if Escalon Medical Corp. sells substantially all of its assets or (iii) if Escalon Medical Corp is acquired by another entity.

        5. Maker hereby waives presentment for payment, demand, protest, and notice of dishonor. If an action is brought for collection under this Note, the Payee shall be entitled to receive all costs of collection, including, without limitation, its reasonable attorneys' fees.

        6. Any notice or demand required or permitted to be made or given hereunder shall be deemed sufficiently made and given if given by the mailing of such notice or demand by certified or registered mail, return receipt requested, with postage prepaid, addressed, if to either Maker, at such Maker's address first above written, or if to Payee, at Payee's address first above written. Any party may change its address by like notice to the other party.

        7. This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any change, modification, termination, waiver, or discharge is sought. This Note shall be construed and enforced in accordance with the laws of Delaware.



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        IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.


                                       ESCALON MEDICAL CORP
ATTEST:

                                       By: /s/ RICHARD J. DePIANO
                                           ------------------------------------
                                              Richard J. DePiano, CEO
By: /s/ RICHARD J. DePIANO, JR.
   -------------------------------
        Asst. Secretary

                                       ESCALON VASCULAR ACCESS, INC.

                                       By: /s/ RICHARD J. DePIANO
                                           ------------------------------------
                                               Richard J. DePiano, CEO



                       [SIGNATURE PAGE TO LONG TERM NOTE]


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                                    Exhibit A

                      See Exhibit 3 of Amendment Agreement




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COMMONWEALTH OF PENNSYLVANIA, COUNTY OF                     , ss.

        On this ___ day of February, 2001, before me, the undersigned officer, personally appeared ____ , to me known, who being duly sworn, did depose and say and did acknowledge that he is the CEO of Escalon Medical Corp, the corporation described in and which executed the foregoing Note; that he knows the seal of said corporation; that the seal affixed to said Note is such corporate seal; that it was so affixed by the order of the board of directors of the said corporation; and that he signed his name thereto by like order for the uses and purposes therein contained.

        IN WITNESS WHEREOF I hereunto set my hand and official seal.



                                         --------------------------------------
                                                   Notary Public
                                             My commission expires on